Exhibit 99.1

INVO Reports Fourth Quarter and Full Year 2022 Financial Results

Company to Host Conference Call Today at 4:30pm ET

SARASOTA, Fla., April 17, 2023 /PRNewswire/ — INVO Bioscience, Inc. (Nasdaq: INVO) (“INVO” or the “Company”), a commercial-stage fertility company focused on expanding access to advanced treatment worldwide with its INVOcell® medical device and the intravaginal culture (“IVC”) procedure it enables, today announced financial results for the fourth quarter and fiscal year ended December 31, 2022 and provided a business update.

Q4 2022 Financial Highlights (all metrics compared to Q4 2021 unless otherwise noted)

●	Revenue was $278,142, compared to $12,532 (excluding license revenue), and was up 18% sequentially compared to the third quarter of 2022. Including the approximate $3 million in deferred license revenue that was fully amortized in Q4 2021 (upon notice of termination of our agreement with Ferring), Q4 2022 revenue was down approximately 91% compared to $3,048,247 in Q4 2021.
●	Clinic revenue increased to $220,253, compared to $6,232, and was up 25% sequentially compared to Q3 2022. All reported clinic revenue is derived from the Company’s Atlanta, Georgia-based INVO Center which is consolidated in the Company’s financial statements.
●	Revenue from all clinics, inclusive of both those accounted for as consolidated and under the equity method, was $443,765, an increase of 181% from last year.
●	Product sales increased to $57,889, compared to $6,300.
●	Gross margin was 72% compared to 54% in the most recent sequential quarter.

2022 Financial Highlights (all metrics compared to 2021 unless otherwise noted)

●	Revenue increased 40% to $822,196 compared to $588,687 (excluding license revenue) in the prior year. Including the approximate $3.6 million in license revenue that was fully amortized in 2021, 2022 revenue was down approximately 80% compared to $4,160,116 in 2021.
●	Clinic revenue increased to $614,854, compared to $43,745. All reported clinic revenue is derived from the Company’s Atlanta, Georgia-based INVO Center which is consolidated in the Company’s financial statements.
●	Revenue from all clinics, inclusive of both those accounted for as consolidated and under the equity method, increased 726% to $1,614,143 from $195,417.
●	Product sales were $207,342 compared to $544,942. The latter included a one-time order by Ferring to meet its 2020 minimum purchase requirement under our agreement and did not reflect actual market demand.
●	Gross margin was 60% compared to adjusted gross margins of 75% (excluding license revenue).

Recent Operational Highlights

●	Signed binding agreements to acquire Wisconsin Fertility Institute, a Madison, Wisconsin-based fertility center that primarily offers conventional IVF procedures and generated approximately $5.5 million in revenue and net income of approximately $1.9 million for the trailing 12-month period ended September 30, 2022.

●	Signed an agreement with Shelly W. Holmström, M.D. FACOG, to serve as the physician operator for the Company’s soon to be opened Tampa, Florida INVO Center.
●	Entered an exclusive distribution agreement with Ming Mei Technology Co. Ltd for Taiwan.

Management Commentary

“2022 was another important year overall for INVO,” commented Steve Shum, CEO of INVO. “Our initial three INVO centers made steady progress throughout their first full year of operation, reaching a combined total revenue of over $1.6 million, setting the stage for our plans to build additional INVO Centers with Tampa targeted to open soon. We further evolved our commercial efforts to build the Company by adding an acquisition strategy that is expected to allow us to synergistically introduce INVOcell into existing IVF clinics and to add profitable revenue sources to our operations. Additionally, we have made significant progress with our 5-day label enhancement efforts with the FDA.”

“The signing of binding agreements to acquire Wisconsin Fertility Institute, an existing, established, profitable conventional IVF center is significant for a number of reasons, but most notably its ability to accelerate our business plan and substantially improve our financial profile,” Shum continued. “The acquisition approach is highly complementary to our ongoing efforts to build new INVO Centers and increase the distribution of INVOcell across existing IVF clinics. This multi-channel strategy greatly enhances our business and provides a solid foundation and strategy for our future growth.”

Acquisition Details

On March 20, 2023, INVO announced it had signed binding agreements to acquire Wisconsin Fertility Institute, one of the state’s preeminent fertility centers having assisted in welcoming over 5,000 babies since opening its doors in 2007 and completing approximately 550 conventional IVF cycles in 2022.

The purchase price for the acquisition is $10 million payable over a three-year period. There will be an initial $2.5 million of cash due at closing, with subsequent $2.5 million payments due annually for the following three years. At the discretion of the sellers, subsequent payments may be paid in cash or in shares of INVO common stock valued at $6.25, $9.09, and $14.29, for the second, third and final payments, respectively.

Upon closing of the transaction, Wisconsin Fertility Institute will become a wholly owned subsidiary, and its financial statements will be consolidated with those of INVO. Audited financial statements for the years ended December 31, 2021 and 2020, unaudited financial statements for the nine months ended September 30, 2022 and 2021, and unaudited pro forma condensed financial statements based on the combination of INVO and Wisconsin Fertility Institute’s statements of operation for the nine months ended September 30, 2022 and December 31, 2021, as well as balance sheet as of September 30, 2022 have been filed on Form 8-K with the U.S. Securities and Exchange Commission at www.sec.gov, and are also available in the investor relations section of the Company’s website at www.invobio.com.

Final closing of the transaction is expected to occur in the second calendar quarter of 2023, subject to completing customary closing procedures.

Financial Results

Revenue for the years ended December 31, 2022 and 2021 was $0.8 million and $4.2 million, respectively, representing a decrease of approximately $3.4 million, or 80% in the year ended December 31, 2022. The decrease was due to the termination of our agreement with Ferring, which resulted in the full recognition, in 2021, of the remaining $3.6 million in deferred revenue related to the Ferring agreement and was partially offset by an increase in 2022 clinic revenue. Excluding Ferring, revenue was $0.6 million last year compared to $0.8 million this year.

Clinic revenue from the Company’s consolidated INVO Center was $614,854 during 2022 compared to $43,745 for the twelve months ended December 31, 2021. Gross revenue from all INVO Centers combined was $1,614,143 compared to $195,417 in the year ago period.

Revenue attributable to INVOcell product sales was $207,342 during 2022 compared to $544,942 in 2021. The decrease resulted from a one-time order by Ferring in Q1 2021 to meet its 2020 minimum purchase required under our agreement and did not reflect actual market demand.

Gross margin was 60% and 97% for the years ended December 31, 2022 and 2021, respectively. The decrease in gross margin was attributable to the change in revenue mix. In particular, we no longer had license revenue in 2022, and clinic revenue became a larger component of our overall business compared to product revenue. Excluding the effect of the license revenue, adjusted gross margin in 2021 was 75%.

Selling, general and administrative expenses for the years ended December 31, 2022 and 2021 were $10.6 million and $9.0 million, respectively, of which $2.2 million and $2.7 million, respectively, was for non-cash, stock-based compensation expense. The increase of approximately $1.6 million or 17% was primarily the result of approximately $1.0 million in increased personnel expense related to headcount expansion in sales, marketing and administration, approximately $0.7 million in increased expenses related to the full-year operations of the consolidated Atlanta, Georgia-based INVO Center, approximately $0.4 million in increased marketing spend, and was partially offset by an approximately $0.3 million decrease in legal and startup costs related to new and potential INVO Centers and an approximately $0.6 million decrease in professional fees.

We began to fund additional research and development (“R&D”) efforts in 2020 as part of our 5-day label expansion efforts. R&D expenses were $0.5 million and $0.2 million, for the years ended December 31, 2022 and 2021, respectively. The increase of approximately $0.3 million was due applying additional resources to respond to the FDA on the 510(k) submission to support out label expansion.

Loss from equity investments for the years ended December 31, 2022 and 2021, were $0.2 million and $0.3 million, respectively. The decrease in loss is due to the Alabama and Mexico JVs only being in the early ramp-up phase and open for only a part of 2021.

Adjusted EBITDA (see Adjusted EBITDA Table) for the year ended December 31, 2022, was $(8.4) million, which included $0.8 million loss attributable to our joint ventures, compared to adjusted EBITDA of $(2.8) million for the year ended December 31, 2021, which included a $0.7 million loss attributable to our joint ventures. The 2022 EBITDA loss also included approximately $0.3 million related to acquisition costs and non-recurring write down of legacy intellectual property.

As of December 31, 2022, the Company had approximately $0.1 million in cash. In March 2023, announced the closing of registered direct offering and private placement with gross proceeds to the Company of approximately $3.0 million before deducting the placement agent’s fees and other offering expenses.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. This measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar terms. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

INVO has scheduled a conference call for Monday, April 17, 2023, at 4:30 pm ET (1:30 pm PT) to review these results and recent events. Interested parties can access the conference call by dialing (833) 756-0861 or (412) 317-5751, or can listen via a live Internet webcast https://app.webinar.net/2QzngYNWE01, or via the Investor Relations section of the Company’s website at https://www.invobio.com/investors. A teleconference replay of the call will be available through April 24, 2023, at (877) 344-7529 or (412) 317-0088, confirmation #1929138. A webcast replay will be available in the Investor Relations section of the Company’s website at https://www.invobio.com/investors for 90 days.

About INVO Bioscience

We are a commercial-stage fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. Our primary mission is to implement new medical technologies aimed at increasing the availability of affordable, high-quality, patient-centered fertility care. Our flagship product is INVOcell®, a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients a more natural, intimate, and more affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional in vitro fertilization (“IVF”) and is a significantly more effective treatment than intrauterine insemination (“IUI”). Our commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell® and IVC procedure (with three centers in North America now operational), in addition to continuing to distribute and sell our technology solution into existing fertility clinics. For more information, please visit www.invobio.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

INVO BIOSCIENCE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021

ASSETS
Current assets
Cash	$90,135	$5,684,871
Accounts receivable	77,149	50,470
Inventory	263,602	287,773
Prepaid expenses and other current assets	190,201	282,751
Total current assets	621,087	6,305,865
Property and equipment, net	436,729	501,436
Intangible assets, net	-	132,093
Lease right of use	1,808,034	2,037,052
Investment in joint ventures	1,237,865	1,489,934
Total assets	$4,103,715	$10,466,380

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$1,349,038	$443,422
Accrued compensation	946,262	581,689
Notes payable	100,000	-
Notes payable, related party	662,644	-
Deferred revenue	119,876	5,900
Lease liability, current portion	231,604	221,993
Total current liabilities	3,409,424	1,253,004
Lease liability, net of current portion	1,669,954	1,901,557
Deferred tax liability	1,949	1,139
Total liabilities	5,081,327	3,155,700

Stockholders’ equity (deficit)
Common Stock, $.0001 par value; 125,000,000 shares authorized; 12,172,214 and 11,929,147 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	1,217	1,193
Additional paid-in capital	48,804,704	46,200,509
Accumulated deficit	(49,783,533)	(38,891,022)
Total stockholders’ equity (deficit)	(977,612)	7,310,680

Total liabilities and stockholders’ equity (deficit)	$4,103,715	$10,466,380

INVO BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2022	2021
Revenue:
Product revenue	$207,342	$544,942
Clinic revenue	614,854	43,745
License revenue	-	3,571,429
Total revenue	822,196	4,160,116
Cost of revenue:
Cost of revenue	286,923	126,326
Depreciation	44,600	18,726
Total cost of revenue	331,523	145,052
Gross profit	490,673	4,015,064
Operating expenses
Selling, general and administrative	10,573,111	9,015,158
Research and development	544,043	216,430
Total operating expenses	11,117,154	9,231,588
Loss from operations	(10,626,481)	(5,216,524)
Other income (expense):
Loss from equity method joint ventures	(200,558)	(327,542)
Gain on extinguishment of debt	-	159,126
Interest income	308	3,657
Interest expense	(59,445)	(1,265,359)
Foreign currency exchange loss	(3,463)	(3,534)
Total other income (expense)	(263,158)	(1,433,652)
Loss before income taxes	(10,889,639)	(6,650,176)
Income Taxes	2,872	4,764
Net loss	$(10,892,511)	$(6,654,940)

Net loss per common share:
Basic	$(0.90)	$(0.63)
Diluted	$(0.90)	$(0.63)
Weighted average number of common shares outstanding:
Basic	12,122,606	10,632,413
Diluted	12,122,606	10,632,413

ADJUSTED EBITDA

	Three Months Ended		Years Ended
	December 31		December 31
	2022	2021	2022	2021

Net loss	$(2,767,035)	$(141,525)	$(10,892,511)	$(6,654,940)
Other Income	-	-	-	(159,126)
Interest expense	4,097	20,365	7,109	80,706
Foreign currency exchange loss	541	1,321	3,463	3,534
Stock-based compensation	83,225	606,946	608,018	1,164,277
Stock option expense	328,974	392,112	1,616,401	1,543,912
Non-cash compensation for services	45,000	-	120,000	-
Amortization of debt discount	52,644	173,351	52,644	1,188,310
Depreciation and amortization	19,940	4,081	77,301	27,761
Adjusted EBITDA	$(2,232,614)	$1,056,651	$(8,407,575)	$(2,805,566)
(Gain) loss from equity method JV	$(10,007)	$214,050	$200,558	$327,542
Loss from consolidated JV (less depreciation)	80,239	145,157	565,617	368,959
Adjusted EBITDA for INVO corporate	$(2,162,382)	$1,415,858	$(7,641,400)	$(2,109,065)

*The 2022 EBITDA loss also included approximately $0.3 million related to acquisition costs and non-recurring write down of legacy intellectual property.

INVO Center RESULTS

The following tables summarize the combined financial information of our consolidated and equity method joint venture INVO Centers:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
Statements of operations:
Operating revenue	$443,765	$157,904	$1,614,143	$195,417
Operating expenses	(651,952)	(394,271)	(2,775,432)	(1,192,601)
Net income	$(208,187)	$(236,367)	$(1,161,289)	$(997,184)

	December 31, 2022	December 31, 2021
Balance sheets:
Current assets	$447,422	$660,877
Long-term assets	2,000,841	2,374,471
Current liabilities	(735,767)	(585,226)
Long-term liabilities	(1,042,167)	(743,972)
Net assets	$670,329	$1,706,150

CONTACT: INVO Bioscience, Steve Shum, CEO, 978-878-9505, steveshum@invobioscience.com; Investors, Lytham Partners, LLC, Robert Blum, 602-889-9700, INVO@lythampartners.com